Exhibit (a)(1)(I)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE
NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Builders FirstSource, Inc.
Re:	Rejected Notice of Withdrawal Under Option Exchange Program
Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete, or improperly signed and was not accepted for the following reason(s): . If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Builders FirstSource, Inc. so that it is received before the Expiration Date, which we expect will be at 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer), by one of the following means:
By Mail or Courier:
Builders FirstSource, Inc.
Attention: Jeff Wier
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
By Facsimile:
Builders FirstSource, Inc.
Attention: Jeff Wier
Facsimile: (214) 880-3577
By Hand or Interoffice Mail:
Attention: Jeff Wier
By E-mail:
jeff.wier@bldr.com
If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer, all Eligible Option Grants currently tendered by you will be cancelled for exchange.
You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Jeff Wier, by mail or delivery service at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, by phone at (214) 880-3575, or by e-mail at jeff.wier@bldr.com.